Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2013 RESULTS

– Total Revenues of $18.6 million, Increasing 13.7% Over Prior Year –

– Finalizing Development to Deploy Worldwide Telematics Solution for Major OEM –

– Net Income of $1.7 Million or $0.04 Per Share –

– Base of Subscribers Surpasses 800,000 Subs –

– Launches New Portfolio of Asset Tracking and Monitoring Devices –

Rochelle Park, NJ, August 8, 2013 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company specializing in two-way Machine-to-Machine (M2M) communications and solutions, today announced financial results for the second quarter ended June 30, 2013.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Service Revenues	$13,517	$12,418	$27,407	$23,949
Product Sales	$5,042	$3,901	$7,872	$8,249
Total Revenues	$18,559	$16,319	$35,279	$32,198
Net Income attributable to ORBCOMM Inc. Common Stockholders	$1,671	$1,865	$2,763	$4,255
Net Income per Common Share - basic	$0.04	$0.04	$0.06	$0.09
EBITDA (1,3)	$3,253	$3,450	$5,793	$7,259
Adjusted EBITDA (2,3)	$3,919	$4,022	$7,147	$8,231

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense and noncontrolling interests.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•

For the second quarter of 2013, Total Revenues increased 13.7% year-over-year to $18.6 million. Service Revenues increased 8.9% over the prior year period to $13.5 million with increases in organic Service Revenues and from acquisitions. Product Sales of $5.0 million were 29.2% higher than prior year, driven by an increase in organic sales in Direct Channel, and Product Sales from the new acquisitions of GlobalTrak and MobileNet, offset by lower sales at our Japanese subsidiary, which was impacted by a less favorable U.S.$/Yen exchange rate this year compared to last year.

•

Adjusted EBITDA for the second quarter of 2013 was $3.9 million, and includes $0.2 million in Acquisition-related costs. ORBCOMM’s basic EPS is $0.04 for the second quarter of 2013 compared to $0.04 for the comparable period last year.

•

Net subscriber additions were 23,000 in the second quarter of 2013 and include a one-time 2,000 subscriber increase from the acquisitions, bringing the total billable subscriber communicators to 800,000 at June 30, 2013, compared to 715,000 at the end of the second quarter last year. Billable subscribers increased 12% year-over-year.

•

On June 6, 2013, ORBCOMM announced the availability of a complete end-to-end telematics solution for the heavy equipment industry. Leveraging the strategic acquisition of MobileNet, Inc. as well as long-time partnerships with Quake Global, Inc. and Tier One wireless carriers, AT&T, Rogers, T-Mobile, and Vodafone, ORBCOMM’s dual-mode offering combines the company’s global satellite and cellular connectivity with a robust web-based analytics platform in a single, low-cost monthly subscription as well as state-of-the-art hardware designed for the rigorous requirements of the heavy equipment market. Targeted for OEMs, dealers, rental companies and fleet owners, ORBCOMM’s advanced solution delivers asset utilization and operational information.

•

ORBCOMM along with its subsidiary MobileNet expects to start the first phase of a global telematics deployment with a major Korean OEM starting in Q4 2013. ORBCOMM has designed a full telematics solution including dual mode connectivity, hardware and a customized web based analytics platform. This OEM is anticipated over time to be one of ORBCOMM’s top customers.

•

On May 16, 2013 ORBCOMM announced the availability of its GT 1100, a self-powered M2M asset tracking and monitoring device targeted for a variety of global markets including transportation and logistics, heavy equipment and oil and gas. ORBCOMM’s ruggedized, easy-to-install device is designed to fit seamlessly in between the indented spacing on intermodal containers. Its low, one-inch height profile and small form factor are also ideal for tracking and monitoring trailers and other types of cargo assets. The GT 1100 is sensor-compatible and self-powered with solar recharging technology for low power consumption and long service life in the field. This device is being offered initially with cellular communications capability. We are pleased to report that ORBCOMM’s GT1100 won the 2013 CTIA E-Tech Award for Innovation in M2M.

•

On May 20, 2013, ORBCOMM announced the availability of four innovative asset tracking and monitoring devices targeted for the transportation and logistics market. This broad product portfolio includes the GT 1000, a low-cost, cellular-enabled electronic bolt seal with GPS capability; GT 1200, a self-powered device with cellular communications and GPS capability; GT 2000, a powerful dual-mode cargo security and monitoring device; and RT 6000+, a dual-mode, two-way reefer monitoring and control device. These devices can be paired with powerful web analytics platforms, which provide near-real-time knowledge and notifications of the assets’ status and location, empowering fleet owners and leasors with complete command and control of their global assets.

•

On July 25, 2013, ORBCOMM announced that its GlobalTrak division has completed the shipment of its state-of-the-art fuel monitoring system, which features a unique fuel sensor and is designed to prevent theft of mission-critical fuel used by U.S. and NATO forces in Afghanistan. A team has been deployed to manage on-site installation and launch of this system.

•

On May 29, 2013, ORBCOMM announced that Cartrack (Pty) Ltd. selected the company to provide satellite data communication services to extend its current range of GSM logistics and telematics solutions. Cartrack, a leading vehicle tracking and logistics company based in Johannesburg, South Africa, will use the ORBCOMM network to track and monitor the location, routes and status of its vehicles throughout the African continent via its growing brand and dealer network.

For more information on recent highlights, please visit www.orbcomm.com.

“We continue to focus on the growth and expansion of the company as a global end-to-end M2M solutions provider in new and existing markets, as evidenced by the recent launch of our new portfolio of state-of-the-art asset tracking and monitoring devices,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Building upon our current foundation of innovation and M2M specialization, we are committed to delivering the most dynamic combination of network services, hardware and web applications to our customers. With OG2 on the horizon, the breadth of our products and level of service will be even more compelling.”

“Second quarter Total Revenues of $18.6 million exceeded our previously announced expectations with contributions from organic Service Revenues and acquisitions,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “We are pleased to maintain strong profitability while we incur costs to pursue major revenue opportunities.”

Financial Results and Highlights

Revenues

For the second quarter ended June 30, 2013, Service Revenues were $13.5 million compared to $12.4 million during the same period last year, an increase of $1.1 million, with growth in our existing business, AIS and $0.5 million from acquisitions. The year-over-year increase of 8.9% was impacted by a $0.2 million reduction related to the Yen exchange rate on a constant currency basis in the quarter.

Product Sales during the second quarter of 2013 were $5.0 million compared to $3.9 million during the same period last year. The year-over-year increase of $1.1 million or 29.2% in Product Sales included a 17% increase of $0.4 million in organic Product Sales in Direct Channel and $1.8 million of Product Sales from the acquisitions of GlobalTrak and MobileNet, compensating for lower products sales from Japan of $1.1 million in the quarter that includes an exchange rate impact of $0.2 million on a constant currency basis.

Total Revenues for the quarter ended June 30, 2013 were $18.6 million compared to $16.3 million during the same period of 2012, an increase of 13.7% as described above.

Costs and Expenses

Costs and Expenses for the second quarter of 2013 were $17.0 million compared to $13.9 million during the same period in 2012. Costs of Product Sales for the second quarter of 2013 were $4.2 million compared to $2.6 million for the three months ended June 30, 2012, increasing mostly due to higher Product Sales in the second quarter.

Costs of Services, Product Development, and Selling, General and Administrative Expenses were $12.5 million for the second quarter of 2013 compared to $11.2 million in the prior year second quarter, an increase of $1.4 million primarily due to additional operating costs from the acquisitions, pursuing follow-on opportunities, and costs in anticipation of the OG2 launches. Acquisition-related Costs were $0.2 million for the second quarter of 2013 and comparable to last year’s second quarter.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the second quarter of 2013 was $2.0 million compared to $2.4 million for the second quarter of 2012. Income Before Income Taxes was lower than prior year largely for the reasons described above.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $1.7 million for the three months ended June 30, 2013 compared to $1.9 million for the similar three-month period in 2012. Basic Earnings Per Share were $0.04 for the second quarter of 2013 versus $0.04 for the second quarter of 2012.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2013 was $3.3 million compared to $3.5 million in the second quarter of 2012. Adjusted EBITDA for the second quarter of 2013 was $3.9 million, or lower by $0.1 million compared to $4.0 million in the second quarter of 2012.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At June 30, 2013, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $80.2 million, compared to $92.8 million at March 31, 2013, decreasing $12.6 million mainly due to a milestone payment made for the OG2 launch in May as well as cash used to acquire the net assets of MobileNet and GlobalTrak in April of 2013.

Cash from operating activities was $2.5 million for the quarter. Total ORBCOMM Inc. Stockholders’ Equity was $188.1 million at June 30, 2013.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-877-941-1465 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9773. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4633998. The replay will be available from approximately 12:00 PM ET on August 8, 2013, through 11:59 PM ET on August 23, 2013.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, specializing in Machine-to-Machine (M2M) communications and solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak®, GenTrakTM, and CargoWatchTM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc., other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; dependence on a few significant customers; our acquisitions may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; inability to operate due to changes or restrictions in the political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$46,094	$34,783
Marketable securities	31,917	27,969
Accounts receivable, net of allowances for doubtful accounts of $321 and $300	13,520	10,703
Inventories	4,272	3,748
Prepaid expenses and other current assets	2,408	1,484
Deferred tax assets	136	164

Total current assets	98,347	78,851
Satellite network and other equipment, net	119,865	101,208
Goodwill	19,900	14,740
Intangible assets, net	11,134	7,791
Restricted cash	2,195	2,195
Deferred tax assets	395	398
Other assets	2,721	1,583

Total assets	$254,557	$206,766

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,765	$2,899
Accrued liabilities	9,097	11,271
Current portion of deferred revenue	3,787	2,394

Total current liabilities	15,649	16,564
Note payable—related party	1,480	1,503
Note payable, net of current portion	45,000	3,398
Deferred revenue, net of current portion	2,160	1,959
Deferred tax liabilities	550	397
Other liabilities	1,627	557

Total liabilities	66,466	24,378

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 153,466 and 161,359 shares issued and outstanding	1,533	1,612
Common stock, par value $0.001; 250,000,000 shares authorized; 47,371,047 and 46,783,568 shares issued	47	47
Additional paid-in capital	251,555	248,469
Accumulated other comprehensive income	417	633
Accumulated deficit	(65,193)	(67,956)
Less treasury stock, at cost, 29,990 shares at June 30, 2013 and December 31, 2012	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	188,263	182,709
Noncontrolling interests	(172)	(321)

Total equity	188,091	182,388

Total liabilities and equity	$254,557	$206,766

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Service revenues	$13,517	$12,418	$27,407	$23,949
Product sales	5,042	3,901	7,872	8,249

Total revenues	18,559	16,319	35,279	32,198

Costs and expenses (1) :
Costs of services	5,349	4,950	10,982	9,656
Costs of product sales	4,200	2,568	6,374	5,671
Selling, general and administrative	6,697	5,599	13,058	10,940
Product development	494	622	1,287	1,181
Acquisition-related costs	216	210	620	633

Total costs and expenses	16,956	13,949	32,321	28,081

Income from operations	1,603	2,370	2,958	4,117
Other income (expense):
Interest income	12	23	29	50
Other income (expense)	352	5	341	52
Gain on extinguishment of debt, net of expenses	—	—	—	1,062
Interest expense	(5)	(8)	(51)	(32)

Total other income	359	20	319	1,132

Income before income taxes	1,962	2,390	3,277	5,249
Income taxes	204	402	349	796

Net income	1,758	1,988	2,928	4,453
Less: Net income attributable to the noncontrolling interests	72	106	134	162

Net income attributable to ORBCOMM Inc.	$1,686	$1,882	$2,794	$4,291

Net income attributable to ORBCOMM Inc. common stockholders	$1,671	$1,865	$2,763	$4,255

Per share information-basic:
Net income attributable to ORBCOMM Inc.	$0.04	$0.04	$0.06	$0.09

Per share information-diluted:
Net income attributable to ORBCOMM Inc.	$0.03	$0.04	$0.06	$0.09

Weighted average common shares outstanding:
Basic	47,296	46,706	47,068	46,529

Diluted	48,430	47,146	48,309	47,049

(1) Stock-based compensation included in costs and expenses:

Costs of services	$54	$70	$121	$114
Costs of product sales	24	1	47	9
Selling, general and administrative	496	352	992	623
Product development	20	43	60	64

	$594	$466	$1,220	$810

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$2,928	$4,453
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	21	31
Change in the fair value of acquisition-related contingent consideration	—	30
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(13)	(148)
Depreciation and amortization	2,628	2,190
Stock-based compensation	1,220	810
Foreign exchange (gains) losses	57	(49)
Amortization of premium on marketable securities	170	382
Increase in fair value of indemnification assets	(60)	(34)
Deferred income taxes	170	150
Gain on extinguishment of debt and accounts payable	—	(1,214)
Amortization of transition shared services	—	106
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,802)	(1,994)
Inventories	877	833
Prepaid expenses and other assets	(609)	454
Accounts payable and accrued liabilities	(1,996)	(1,344)
Deferred revenue	(447)	556
Other liabilities	11	(91)

Net cash provided by operating activities	2,155	5,121

Cash flows from investing activities:
Capital expenditures	(21,623)	(8,595)
Purchases of marketable securities	(51,448)	(34,599)
Proceeds from maturities of marketable securities	47,330	36,808
Acquisition of net assets of GlobalTrak, net of cash acquired of $1,037	(1,953)	—
Acquisition of net assets of MobileNet	(3,203)	—
Change in restricted cash	—	1,025
Acquisition of net assets of LMS	—	(4,000)

Net cash used in investing activities	(30,897)	(9,361)

Cash flows from financing activities
Proceeds received from issuance of $45,000 Senior Notes	45,000	—
Cash paid for debt issuance costs	(1,267)	—
Proceeds received from exercise of stock options	161	—
Purchase of noncontrolling ownership interests in Satcom International Group plc	—	(199)
Repayment of Satcom notes payable	—	(253)
Principal payments of note payable	(3,450)	(125)
Principal payments of capital leases	(117)	(228)

Net cash provided by (used in) financing activities	40,327	(805)

Effect of exchange rate changes on cash and cash equivalents	(274)	(197)

Net increase (decrease) in cash and cash equivalents	11,311	(5,242)
Cash and cash equivalents:
Beginning of period	34,783	35,061

End of period	$46,094	$29,819

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012
Net Income attributable to ORBCOMM Inc.	$1,686	$1,882	$2,794	$4,291
Net interest (income) expense	(7)	(15)	22	(18)
Provision for income taxes	204	402	349	796
Depreciation and amortization	1,370	1,181	2,628	2,190

EBITDA	$3,253	$3,450	$5,793	$7,259

Stock-based compensation	594	466	1,220	810
Noncontrolling interests	72	106	134	162

Adjusted EBITDA	$3,919	$4,022	$7,147	$8,231

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.